Exhibit 99.1
For further information, contact:
Jeffrey F. Brotman, President & CEO
Office: (503) 257-8766
Fax: (503) 251-5473
E-mail: IR@trm.com
Executive and Board Changes at TRM Corporation
Portland, Oregon: September 15, 2006 — TRM Corporation (NASDAQ: TRMM) TRM Corporation announced today that Jeffrey F. Brotman, its President and Chief Executive Officer, has been elected to additionally serve as Chairman of the Board of Directors, effective September 18, 2006.
Additionally, TRM has appointed Richard Stern as its Executive Vice President — Corporate Operations, effective October 1, 2006. He is a former General Manager / Vice President with American Tower Corp. In that role, Mr. Stern ran American Tower’s rooftop management and building distributor antennae business.
TRM also has promoted Ashley Dean, currently Senior Vice President for ATM Products and Services, to serve as Executive Vice President — ATM Business Operations. Danial Tierney remains an Executive Vice President of the Company responsible for photocopier business operations.
Mr. Brotman succeeds Daniel G. Cohen, who has been a member of its board of directors since 1998. Mr. Cohen stated that other professional interests will be requiring an increasing amount of his time and will no longer afford him adequate time to dedicate to TRM and effectively continue to serve on the Company’s board. Edward E. Cohen will remain as a board member and as Chairman of its Executive Committee.
The Company also announced that Tony C. Banks has been elected to serve on the board of directors. Mr. Banks is a Vice President of FirstEnergy Corporation, where he has been since 2004. Prior to joining FirstEnergy, he acted in a variety of financial, marketing and operating positions at several other companies over the past 30 years.
Mr. Brotman said “We are grateful to Daniel Cohen for his long and dedicated service to TRM and wish him great success. I am also pleased to welcome Richard Stern to the company and to announce Ashley Dean’s new position. We also welcome Tony Banks to our board and believe that Tony’s judgment and experience will serve us well.”
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base consists of over 30,000 retailers throughout the United States and over 38,200 ATM and copier units worldwide, including 3,800 ATMs across the United Kingdom and over 4,200 ATM and copier units in Canada. TRM has the second largest non-bank ATM network in both the United States and in the United Kingdom, and its network has a total of approximately 17,900 ATM locations throughout the United States, Canada, Great Britain, Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward- looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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